Exhibit 8.1

October 27, 2021

EPR Properties

909 Walnut Street, Suite 200

Kansas City, MO 64106

Re:	Registration Statement on Form S-3

(File No. 333-231909) 3.600% Senior Notes due 2031

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 3.600% Senior Notes due 2031 (the “Notes”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of October 13, 2021 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and RBC Capital Markets, LLC, for themselves and as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”), and the Company. The Notes are to be issued under an indenture, dated October 27, 2021, between the Company and UMB Bank, n.a., as trustee, and are to be offered and sold pursuant to the prospectus dated June 3, 2019 (the “Prospectus”), the preliminary prospectus supplement dated October 13, 2021 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated October 13, 2021 (the “Final Prospectus Supplement”), that form part of the Company’s effective registration statement on Form S-3 (File No. 333-231909) (as amended and supplemented to date, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the federal income tax status of the Company’s Partnerships (as defined in the Officers’ Certificate (defined below)); (iii) the accuracy of the discussion of U.S. federal income tax consequences contained in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Preliminary Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations”; and (iv) the accuracy of the discussion of U.S. federal income tax consequences contained in the Prospectus under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Final Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations.” The opinions expressed herein are based on certain representations made by the Company as to factual matters as set forth in the Company’s registration statements on Forms S-3 and S-11 previously filed with the Commission (the “Prior Registration Statements”). In connection with the opinions expressed herein, we have reviewed such documents and made such inquiries as we

EPR Properties

October 27, 2021

have deemed necessary as a basis for such opinions. In addition, the Company has made certain factual representations to us as set forth in an Officers’ Certificate dated August 15, 2019 (the “Officers’ Certificate”), and, with the Company’s permission, we have relied upon such factual representations in expressing our opinions herein. In expressing our opinions herein, we have assumed, with your consent, that (i) the statements and representations set forth in the Prior Registration Statements, the Registration Statement and the Officers’ Certificate are true and correct, (ii) the Officers’ Certificate has been executed by appropriate and authorized officers of the Company and (iii) no action has been, or will be, taken by the Company that is inconsistent with the Company’s status as a REIT for any period prior or subsequent to the date hereof. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate.

Based on the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that:

1.

Beginning with its taxable year ended December 31, 1997 and through the taxable year ended December 31, 2020, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and the Company’s current and proposed method of operation (as described in the Officers’ Certificate, the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years;

2.

The Company’s current and proposed method of operation (as described in the Officers’ Certificate, the Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement) will enable the Partnerships (as defined in the Officers’ Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships;

3.

The statements in the Prospectus set forth under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Preliminary Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize certain tax provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects; and

4.

The statements in the Prospectus set forth under the caption “U.S. Federal Income Tax Considerations,” as amended and supplemented by the statements in the Final Prospectus Supplement under the caption “Supplemental U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize certain tax provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

The opinions expressed herein are based on existing law as contained in the Code and regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions

EPR Properties

October 27, 2021

and regulations by the Internal Revenue Service (“IRS”) and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prior Registration Statements or the Officers’ Certificate may affect the opinions expressed herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.

The opinions expressed herein are limited to the specific issues addressed herein, and we express no opinion, whether by implication or otherwise, as to any matters beyond that expressly stated herein. The opinions expressed herein represent our legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be successfully asserted by the IRS or a court. This letter shall not be construed as or deemed to be a guaranty or insuring agreement. The opinions expressed herein are rendered as of the date first written above and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts, circumstances, events or developments of which we become aware after the date hereof and which may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder.

Sincerely,

Stinson LLP

/s/ Stinson LLP